Exhibit 10.1

January 5, 2016

John R. Rogers

3601 Head of Pond Rd.

New Albany, OH 43054

Dear Randy,

We are pleased to have you serve in the position of President and Chief Executive Officer of USA Truck, Inc. (the "Company"). The following outlines the terms of employment, but does not constitute a contract of employment or a guarantee of employment. This offer is subject to final approval by the Company's Board of Directors.

Compensation

•	Your current annual base salary will be $425,000, which will be paid in monthly installments on the last business day of each month in the amount of $35,416.67.

•	You will participate in the established Company Management Bonus Plan. For 2016, you will be entitled to:

•

a cash bonus of up to 150% of your pro-rated base salary for 2016 with a target of 80% thereof, depending upon performance relative to goals predetermined by the Executive Compensation Committee of the Company’s Board of Directors (the “Committee”);

•

an equity grant of restricted shares of the Company’s common stock equal to 40% of your annualized base salary for 2016; provided, that if the date upon which your employment with the Company commences is on or after February 1, 2016, this equity grant shall be based on (a) your annualized base salary for 2016, times (b) the number of days employed by the Company in 2016, divided by (c) 334. The number of restricted shares awarded will be based upon your annualized base salary or prorated base salary over such 334 days, as the case may be, and the closing price of the Company’s common stock on the day before your employment with the Company begins. Vesting of this award depends upon performance relative to goals predetermined by the Committee, and is subject to additional time vesting. The Committee will determine whether such performance goals have been achieved in early 2017, following receipt of the Company’s 2016 full-year results, at which time some or all of the restricted shares may be forfeited if the performance goals are partially achieved or are not achieved. The remaining restricted shares will then vest ratably over a period of 4 years following such determination. For example, if the Committee determines on January 31, 2017, that the performance goals have been achieved at the 50% level, half of the restricted shares will be forfeited, and the remaining restricted shares will vest in 4 equal installments beginning on January 31, 2018;

•

an equity grant of restricted shares of the Company’s common stock equal to 150% of your annualized base salary for 2016; provided, that if the date upon which your employment with the Company commences is on or after February 1, 2016, this equity grant shall be based on (a) your annualized base salary for 2016, times (b) the number of days employed by the Company in 2016, divided by (c) 334. The number of restricted shares awarded will be based upon your annualized base salary or prorated base salary over such 334 days, as the case may be, and the closing price of the Company’s common stock on the day before your employment with the Company begins. Vesting of this award depends upon attainment of the return on invested capital goals for the period 2016-2018 as described on Exhibit A. The Committee will determine whether and to what extent such performance goals have been achieved in early 2019, following receipt of the Company’s 2018 full-year results, and this equity grant, if earned, will vest on the date of such determination; and,

•

in the event of a Change in Control as defined in Exhibit B hereto, any unvested time vested shares would become fully vested and any unvested performance vested shares would vest in an amount equal to the number of restricted shares that would vest based upon achievement of the target level of any related performance criteria over the applicable performance period, as more fully described in, and subject to, the award agreement relating to such shares.

•

You will be paid a cash signing bonus of $150,000 on the date the Company pays its 2015 cash bonuses to its senior executives, but in no event later than March 31, 2016, subject to your being employed by the Company on that date.

•

You will receive an initial equity grant equal to $300,000, based on the closing price of the Company’s common stock on the date your employment with the Company begins, of which $75,000 will vest on June 30, 2016 and $225,000 will vest in three equal annual installments, beginning on the first anniversary of the grant date.

•

You will receive an initial equity grant of $250,000 based on the closing price of the Company’s common stock on the date your employment with the Company begins, which will vest in its entirety if the closing price of the Company’s common stock is $50.00 per share or higher on five of the twenty trading days immediately preceding the third anniversary of the grant date. If the closing price of the common stock is greater than $45.00 per share and less than $50.00 per share on five of the twenty trading days in such period, the number of shares vested shall be prorated from 50% to 100% based upon the average volume weighted closing price of the common stock during such twenty day period between $45.00 per share and $50.00 per share.

•

You will be appointed to serve as a Class II non-independent director on the Company’s Board of Directors, with a term expiring in 2018, subject to reelection at the end of the appointed term. You will receive no additional compensation for serving on the Company's Board of Directors.

•	You may be required to serve as an officer and/or director of one or more subsidiaries of the Company, for which you will receive no additional compensation.

•

Your position with the Company requires that you establish temporary housing in the Ft. Smith/Van Buren, Arkansas area within your first 14 days of employment and full-time residence in the Ft. Smith/Van Buren, Arkansas area for you and your family not later than June 30, 2016. To assist with your interim residency and timely relocation, you will receive an allowance of up to $60,000 for out-of-pocket relocation expenses incurred in moving to the Ft. Smith/Van Buren, Arkansas area.

•	You will be provided a laptop and smart phone at the Company's expense.

•	All payments provided for hereunder will be subject to required withholding of federal, state and local income, excise, and employment-related taxes.

Benefits

•	You will receive four weeks paid vacation per year.

•	You are eligible for, and may participate in, the Company's 401(k) Plan subject to Company policies and the terms of that plan as in effect from time to time.

•	You are eligible for, and may participate in, the Company's Employee Stock Purchase Plan subject to Company policies and the terms of that plan as in effect from time to time.

•	The Company is currently a sponsor of the Arkansas Best Federal Credit Union and you may be eligible to participate in programs made available to the Company's employees.

•

You are eligible for, and may participate in, the Company's Medical, Dental and Vision and Prescription Drug plans subject to Company policies and the terms of those plans as in effect from time to time. The Company will reimburse you for any COBRA premium payments for you and your eligible dependents under your former employer's health insurance plan until you are eligible to participate in the Company's Medical, Dental and Vision and Prescription Drug plans.

•

You will receive $1,000 per year to be applied towards premium payments on a supplemental term life insurance or you may choose to receive it as wages in your monthly payroll check (at the rate of $83.33 per month).

Confidential Information or Trade Secrets

•

You will observe all rules, regulations, and security requirements of the Company concerning the safety of persons and property. You agree that you will comply with the Company's employee handbook, Code of Business Conduct and Ethics Policy, the Open Door Policy, the Whistleblower Policy, and any other policies of the Company as they relate to employees or directors of the Company.

Severance and Change in Control Agreement

•	You and the Company will enter into an agreement providing severance and change in control benefits on the date hereof in the form of Exhibit B attached hereto and incorporated by reference herein.

This letter does not create an express or implied contract of employment or any other contractual commitment. This letter contains the complete, final, and exclusive embodiment of the understanding between you and the Company regarding the terms of your employment and supersedes in all respects any prior or other agreement or understanding, written or oral, between you and the Company with respect to the subject matter of this letter. Your employment relationship with the Company is on an at-will basis, which means that either you or the Company may terminate the employment relationship at any time for any or no reason, consistent with applicable law. Notwithstanding the terms of this letter, the Company shall have the right change its compensation, welfare, benefit, incentive, and employment plans, policies, and terms from time to time.

You represent and warrant that your signing of this letter and the performance of your obligations under it (including, without limitation, your employment with the Company and your performance of services for the Company) will not breach or be in conflict with the covenant not to compete (a copy of which has been provided to the company) and similar obligations by which you are bound. The Company acknowledges that you are required to provide your current employer sixty (60) days’ notice of termination of your employment (the “Notice Requirement”), which could delay commencement of your employment with the Company. You agree that you will endeavor to secure a full or partial waiver of the Notice Requirement from your current employer. You agree that you will not disclose to or use on behalf of the Company any proprietary information of another person or entity without that person's or entity's consent.

We ask that you acknowledge your acceptance of the terms of this letter by signing below and faxing or emailing the signed letter to my attention.

Sincerely,

Robert A. Peiser

Chairman of the Board

Agreed and Accepted

/s/ John R. Rogers
John R. Rogers

Exhibit A

Restricted shares will vest in an amount equal to the product of (i) the number of shares granted and (ii) the percentage between 50% and 150% corresponding linearly to the level achievement of the ROIC between 8% and 12%, as set forth in the table below (with fractional shares rounded to the nearest whole share).

Performance Period: January 1, 2016 – December 31, 2018

Vesting Level	ROIC(1) Performance Goal	Performance-Vested Shares Issued
-	Less than 8%	0
Minimum (50% of performance- vested shares vest)	At least 8%	50% of performance-vested shares
Target (100% of performance- vested shares vest)	Greater than or equal to 10%	↕ (linear) 100% of performance-vested shares
Maximum (150% of performance- vested shares vest)	Greater than or equal to 12%	↕ (linear) 150% of performance-vested shares

(1)	Returned on Invested Capital ("ROIC") is calculated as follows, based upon consolidated financial results for the Company:

ROIC =	(tax-affected operating income)
(total assets) — (cash on hand)

Adjustment by the Committee. The Committee retains the sole and absolute discretion to make any adjustment to the Performance Goal it deems necessary for any unusual, extraordinary, non-recurring, or similar events occurring during the Performance Period.

Exhibit B

[Severance and Change In Control Agreement Attached]